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                                                                     EXHIBIT 5.2


                                     [LOGO]

February 4, 1999


Beckman Coulter, Inc.
4300 North Harbor Boulevard
Fullerton, California  92834-3100

      Re:   Beckman Coulter, Inc. Savings Plan

Ladies and Gentlemen:

      In connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement') to be submitted by Beckman Coulter, Inc. (the "Company") to the Securities and Exchange Commission with respect to the Beckman Coulter, Inc. Savings Plan, as amended and restated as of September 1, 1998 (the "Plan") (formerly known as the "Beckman Instruments, Inc. Savings and Investment Plan"), you have requested our opinion as to whether the provisions of the written documents constituting the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). We consent to the use of this opinion as an exhibit to the Registration Statement.

      We have been advised by you that the Plan, as adopted effective August 1, 1989, received a favorable determination letter, dated October 1, 1990, from the Internal Revenue Service (the "Service") that the Plan satisfied the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations thereunder, the Tax Reform Act of 1986, and subsequent legislation. We have also been advised by you that the Plan, as amended and restated as of September 1, 1998, will be submitted to the Service on an Application for Determination for Employee Benefit Plan. You have advised us that the Plan will be timely amended within the applicable remedial amendment period with respect to any additional amendments required by the Service as a condition to granting a favorable determination letter with respect to the Plan.

      Based on the foregoing, and our examination of the Plan and accompanying trust, it is our opinion that the form of the Plan satisfies the essential substantive requirements of ERISA and the Code. Our opinion and any determination letter issued by the Internal Revenue Service covers only the form of the Plan and leaves open the question of whether in operation the Plan is qualified.

                                       Respectfully,


                                       /s/ O'Melveny & Myers LLP